EXHIBIT 99.1

                     BOSTON CELTICS TEAM TO BE ACQUIRED

BOSTON, Massachusetts--(BUSINESS WIRE)-September 27, 2002- Boston Celtics Limited Partnership (NYSE, BOS) today announced that Celtics Basketball L.P., its 48.3% owned, indirect subsidiary, has entered into a definitive agreement with Lake Carnegie, LLC under which Lake Carnegie will acquire from Celtics Basketball L.P. all of the assets and liabilities relating to the Boston Celtics Basketball team of the National Basketball Association. Principals of Lake Carnegie include Wycliffe K. Grousbeck, H. Irving Grousbeck and Stephen Pagliuca.

      Under the terms of the agreement, Lake Carnegie will pay to Celtics Basketball L.P. an aggregate amount of $360 million in cash consideration for team assets (of which $50 million will be used to pay outstanding bank borrowings) and will assume the liabilities relating to the team. The transaction is subject to National Basketball Association approval and customary closing conditions.

      Upon receipt of its proportionate share of the net proceeds, Boston Celtics Limited Partnership ("BCLP") and its subsidiaries anticipate pursuing a course of action that would result in a cash benefit to BCLP unit holders, after payment of taxes (including federal and state income taxes) and expenses, and provision for other liabilities (including a reserve for contingent liabilities and subordinated debentures). The timing and amount of any such cash benefit to BCLP unit holders has not yet been determined.

      Shareholders and investors are advised that statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties. Specifically, closing of the acquisition will remain contingent upon the satisfaction of a number of conditions to closing, including consent or approval by the National Basketball Association.